Exhibit 99.2

News Release	Investor Contact Stacy Roughan Director, Investor Relations DineEquity, Inc. 818-637-3632

Media Contact
Lucy Neugart Sard Verbinen 415-618-8750

DineEquity, Inc. Exceeds 2008 Refranchising Goal with the Sale of
66 Additional Company-Operated Applebee’s Restaurants

Transactions Contain No Financing Contingencies; Transfers Ownership of
Underperforming Restaurants to Experienced Franchise Operators

GLENDALE, Calif., October 27, 2008 — DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has entered into asset purchase agreements for the sale of 66 company-operated Applebee’s restaurants located in Houston and Dallas, Texas and Albuquerque, New Mexico. The agreements for the sale of these restaurants do not contain financing contingencies, but are subject to regulatory processes related to liquor license transfers and other customary closing conditions. Both Texas transactions are expected to be completed in the fourth quarter 2008, with the Albuquerque transaction expected to be completed early in the first quarter 2009. Additionally, the Company announced that it successfully completed the sale of 15 company-operated Applebee’s restaurants in Nevada in line with previous expectations. Earlier this year, Applebee’s closed the sale of 29 company-operated restaurants in Southern California and Delaware, which brings total restaurants sold or pending sale to 110 locations to date.

DineEquity expects to generate approximately $63 million in after-tax cash proceeds from the sale of these 110 company-operated Applebee’s restaurants, the majority of which are Applebee’s lowest profit performing restaurants. Additionally, the Company expects to assign approximately $50 million of sale-leaseback related rental obligations related to the 110 restaurants sold to the acquiring franchisee as a part of these transactions. Between transaction proceeds and the related reduction of sale-leaseback rental obligations, refranchising activities announced to date will enable the Company to reduce consolidated funded debt and financing obligations by approximately $113 million.

“With a disciplined and focused effort on executing our plan, we have exceeded our 2008 refranchising goal for company-operated Applebee’s restaurants and now have a total of 110 locations that have been sold or are under agreement to be sold,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer. “The sale of the majority of Applebee’s lowest profit performing markets will benefit our financial performance with the elimination of the negative impact these restaurants have on our P&L. More importantly, it transfers the stewardship of these Applebee’s to the hands of experienced restaurant operators new to the system who are capable of delivering a higher level of performance in these markets and believe in and are committed to Applebee’s brand revitalization efforts underway. Now, we are focused on completing the sale of our remaining higher profit performing markets, and as a result, we expect these transactions will generate a higher level of after-tax cash proceeds per restaurant going forward.”

“We are actively negotiating with several interested buyers for each of Applebee’s remaining company-operated restaurants available for sale. While the chill in the credit markets presents a meaningful challenge to our refranchising efforts, we believe the issues resulting from the credit crisis are not insurmountable. Our current pipeline reflects negotiations with well-qualified buyers who have an appetite to acquire multiple markets at a time. Assuming these negotiations are successfully concluded, we may be able to significantly accelerate our refranchising timeframes. We will continue to provide investors with updates on our refranchising process as appropriate,” said Stewart.

Transaction Details

The following is a summary of the transaction details for the sale of 110 Applebee’s company-operated restaurants:

•      Applebee’s signed an asset purchase agreement for the sale of 22 company-operated restaurants in Houston, Texas, to Wellington D. Yu, a franchisee new to the Applebee’s system. Yu is the president of the Peterson Group, Inc., a real estate development and management firm, and has been involved in the restaurant industry for more than 25 years as a franchisee of leading brands including McDonald’s restaurants.

•      Applebee’s signed an asset purchase agreement for the sale of 37 company-operated restaurants in Dallas, Texas, to Sunil Dharod, a franchisee new to the Applebee’s system. Dharod is president and chief executive officer of Synned, Inc., and currently operates 18 Burger King restaurants, 11 Blockbuster stores in the Dallas area, and owns several commercial real estate properties including shopping centers and office buildings.

•      Applebee’s signed an asset purchase agreement for the sale of seven company-operated restaurants in Albuquerque, New Mexico to Andy Patel, a franchisee new to the Applebee’s system. Patel is president of Anand Enterprises, Inc. and Mina, Inc. and has been involved in restaurant and hotel businesses in Florida for more than 19 years. He currently operates 18 IHOP restaurants in Florida as a sub-licensee of Sunshine Restaurant Partners, an IHOP area licensee, in addition to operating franchise hotel brands Travelodge and Day Inns.

•      The agreements for the sale of these restaurants do not contain financing contingencies, but are subject to regulatory processes related to liquor license transfer and other customary closing conditions. The Texas transactions are expected to close in the fourth quarter 2008, with the Albuquerque transaction expected close early in the first quarter 2009.

•      Applebee’s completed the previously announced sale of 15 company-operated restaurants in Nevada to Apple American Group LLC. Apple American Group has acquired a total of 41 company-operated Applebee’s restaurants in Southern California and Nevada this year, and is Applebee’s largest single franchisee operating 189 restaurants in nine states. In the third quarter 2008, as previously disclosed, Applebee’s also closed the sale of three company-operated restaurants in Delaware to existing Applebee’s franchisee The Rose Group.

•      The approximate $63 million in after-tax cash proceeds generated from the sale of Applebee’s 110 company restaurants in Texas, New Mexico, Nevada, Southern California and Delaware already have been or will be used to reduce the Company’s consolidated funded debt obligations. Additionally, Applebee’s expects to assign sale-leaseback related rental obligations related to approximately 27 restaurants to the acquiring franchisee as a part of these transactions. Certain restaurant leases that were a part of the Company’s sale-leaseback transaction completed earlier this year are accounted for as outstanding debt and the transfer of these obligations would further reduce the Company’s long-term debt by approximately $50 million.

•      The sale of company-operated Applebee’s restaurants completed this year is expected to result in a total of approximately $6.2 million of annualized General & Administrative (G&A) savings.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,300 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.